Exhibit 99.5

May 22, 2025

To: Living Homeopathy International Ltd. (the “Company”)

4/F, Union Park Centre

771-775 Nathan Road, Prince Edward

Kowloon, Hong Kong

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC currently in effect and publicly available as of the date hereof (the “PRC Laws”). We are acting as the PRC counsel to the Company regarding certain matters as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the proposed initial public offering (the “Offering”) of the class A ordinary shares of the Company (the “Class A Ordinary Shares”) and the Company’s proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market.

A.	Assumptions

In rendering this opinion, we have examined copies of the Registration Statement and certain factual statements provided by the Company (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established or verified by us, we have relied upon certificates or statements issued or made by the relevant PRC governmental agencies and appropriate representatives of the Company. In giving this opinion, we have made the following assumptions (where applicable) without further enquiry (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant PRC governmental agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents have been obtained or made, and are in full force and effect as of the date thereof;

(9)	all governmental authorizations and other official statements and documentation obtained by the Company from any PRC governmental agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to the PRC governmental agencies for such purposes;

(10)	none of the underwriter(s) (i) has or will have a domicile or permanent establishment in the PRC, or, if an underwriter has or will have a domicile or permanent establishment in the PRC, there is no effective connection between the income received by the underwriter in connection with the Offering and such domicile or permanent establishment, or (ii) has or will provide any securities or futures investment consultancy services in the PRC in connection with the Offering, directly or through its employees; and

(11)	no activity relating to the offer, issuance or sale of the Ordinary Shares has been or will be conducted by the Company directly or indirectly within the PRC.

B.	Opinions

As confirmed by the Company, as of the date of this opinion (i) the Company does not, directly or indirectly, operate any PRC entities incorporated in the PRC, nor is it controlled by any PRC company or individual directly or indirectly; (ii) except for the operation of the Company’s virtual flagship store on Tmall Global, an e-commerce platform for international businesses to directly sell the Company’s brand-name goods to consumers in PRC, which was recently set up in June 2024 at an early stage of developing and has not generated any sales to consumers in PRC, the Company’s business operations are conducted in Hong Kong; (iii) the Company currently does not have or intend to set up any subsidiary or VIE structure in PRC; (iv) the revenue, total profit, total assets or net assets as documented in the Company’s audited consolidated financial statements for the most recent fiscal year is accounted for by the Company’s Hong Kong subsidiary located outside PRC; (v) the Company possess personal information of less than one million individuals in the PRC and has never been recognized as a critical information infrastructure operator in the PRC; and (vi) the Company’s main places of business are not located in the PRC, and none of the senior managers in charge of the Company’s business operation and management is a PRC citizen and each of the them has their residence located outside PRC (collectively, “Company’s Confirmation”).

Based on the Company’s Confirmation, the Assumptions and subject to the Qualifications, except as disclosed in the Registration Statement, as of the date hereof, we are of the opinion that:

(1)	The Company is currently not required to obtain any permission or approval from any PRC governmental agency to operate its business.

(2)	The Offering and the listing of the Ordinary Shares on the Nasdaq Capital Market do not require any permission or approval from the China Securities Regulatory Commission, Cyberspace Administration of China, or any other PRC governmental agency.

Our opinions expressed above are subject to the following qualifications (where applicable) (the “Qualifications”):

(1)	Our opinions are limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of the explicit provisions under PRC Laws currently in effect. For matters not explicitly provided for under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations are subject to the discretion of the competent PRC governmental agency. There are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, especially along with the involving, new promulgations and retroactive implement (as stipulated thereunder if any) of PRC Laws, and there can be no assurance that any governmental agency will not take a view that is contrary to or otherwise different from our opinions stated herein in the future.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC governmental agencies.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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